Exhibit 99

August 27, 2002                                            FOR IMMEDIATE RELEASE
                               SERVOTRONICS, INC.
                                   (AMEX-SVT)
                  ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN
     Elma, NY - Servotronics, Inc. (AMEX-SVT) announced today that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock. The Plan replaces a previous Shareholder Rights Plan which was adopted in 1992 and expires (with associated rights) on August 28, 2002.

     The purpose of the Shareholder Rights Plan is to enhance Servotronics' ability to protect the interests of its shareholders from abusive takeover tactics and attempts to acquire shares from some or all of the shareholders at an inadequate price. The Plan is designed to help promote fair and equal treatment of all shareholders and satisfy their long term investment objectives. A substantial number of publicly traded companies have adopted shareholder rights plans.

     The dividend distribution will be made as of the close of business on August 28, 2002, payable to stockholders of record on that date. The Rights will expire on August 28, 2012. The Rights distribution is not taxable to stockholders.

     The Rights will be exercisable only if a person or group ("Acquiring Person") acquires 25% or more of Servotronics' common stock (excluding shares held by the Servotronics, Inc. Employee Stock Ownership Trust ["ESOT"]) or announces a tender offer the consummation of which would result in ownership by a person or group of that amount. The ESOT and/or Dr. Nicholas D. Trbovich, Chairman and President of the Company, cannot be an Acquiring Person, as defined. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $32.00.

     If Servotronics is acquired in a merger or other business combination transaction after a person has acquired 25% or more of the Company's outstanding common stock (excluding shares held by the ESOT), each Right will entitle its holder to purchase, at its then-current exercise price, a number of the acquiring company's common shares having a market value of three times such price. In addition, if a person or group acquires 25% or more of the outstanding Servotronics common stock exclusive of shares held by the ESOT, each Right will entitle its holder (other than such person or member of such group) to purchase, at its then-current exercise price, a number of Servotronics' common shares having a market value of three times such price.

     Following the acquisition by a person or group of beneficial ownership of 25% or more of the Company's outstanding common stock (exclusive of ESOT shares), the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of two shares of common stock (or two one-hundredths of a share of the new series of junior participating preferred stock) per Right.

     Prior to the acquisition by a person or group of beneficial ownership of 25% or more of the Company's common stock (exclusive of ESOT shares), the Rights are redeemable for $.001 per Right at the option of the Board of Directors. The Board of Directors is also authorized to reduce the 25% thresholds referred to above to not less than 10%.

     Servotronics, Inc. is composed of two operating groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). The Consumer Products Group designs and manufactures sporting knives, cutlery, bayonets and machetes for both commercial and government applications.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.